Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cerner Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cerner Corporation of our reports, dated March 11, 2005, relating to the consolidated balance sheets of Cerner Corporation and subsidiaries as of January 1, 2005 and January 3, 2004, and the related consolidated statements of operations, changes in equity, and cash flows and the related schedule for each of the years in the three-year period ended January 1, 2005, and our report dated March 11, 2005, with respect to management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of January 1, 2005, and the effectiveness of the Company’s internal control over financial reporting, as of January 1, 2005, which reports appear in the Annual Report on Form 10-K of Cerner Corporation for the fiscal year ended January 1, 2005.

/s/ KPMG LLP

Kansas City, Missouri
June 3, 2005